Filed in the Office of	Business Number E5617922020-9
FVAguilar	Filing Number 20233428650
Secretary of State State Of Nevada	Filed On 8/22/2023 12:14:00 PM
	Number of Pages 1

es, LLC

Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Recruiter.Com Group, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 shares of Common Stock, par value $0.0001 per share
10,000,000 shares of Preferred Stock, par value $0.0001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

6,666,667 shares of Common Stock, par value $0.0001 per share
10,000,000 shares of Preferred Stock, par value $0.0001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of Common Stock will be issued after the change in exchange for each Fifteen (15) shares of Common Stock held by each record stockholder at the effective date and time of the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued pursuant to the change. Stockholders who would be entitled to receive fractional shares of Common Stock shall be rounded up to the nearest whole share of Common Stock.

7. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

8. S[redacted]

X [redacted]

Signature of Officer /s/ Miles Jennings

Title Ceo

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.